Exhibit 10.3
SIXTH AMENDMENT OF
AMENDED AND RESTATED PARTICIPATION AGREEMENT
This Sixth Amendment of the Amended and Restated Participation Agreement (the “Amendment”) is made and entered into as of this 12th day of December, 2005, by and between Union Bank and Trust Company, a Nebraska banking corporation and trust company, solely in its capacity as trustee of various grantor trusts known as Short Term Federal Investment Trusts or other grantor trusts (“Union Bank”) and National Education Loan Network, Inc., a Nevada corporation (“Nelnet”).
WHEREAS, the parties hereto entered into that certain Amended and Restated Participation Agreement dated as of June 1, 2001, as amended (the “Agreement”), and the parties hereto wish to amend the Agreement under the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:
1. Definitions. Unless otherwise expressly stated herein, capitalized terms in this Amendment shall have the same meanings given to them in the Agreement.
2. Change in Definition of Nelnet’s Fee. For purposes of Section 1.03 of the Agreement, Nelnet’s Fee shall be defined to equal the difference between (i) the total of interest received with respect to such Eligible Loans contained in a participation certificate, and (ii) an amount equal to 20 basis points (0.20%) above the average of the bond equivalent rates of the quotes of 3-month commercial paper (financial) rates in effect for each of the days in such quarter as reported by the Federal Reserve in Publication H-15 (or its successor) for the relevant 3-month period, multiplied by the average aggregate principal balance of all Eligible Loans covered by said participation certificate. With respect to those participation interests in Eligible Loans having an average aggregate outstanding balance in excess of $200 million, Nelnet’s Fee shall be reduced so as to replace 20 basis points (0.20%) in clause (ii) of the formula in the preceding sentence with 6 basis points (0.06%). Payments shall be distributed on a monthly basis, on the first business day of each month.
3. Effect of Amendment. This Amendment shall be effective as of the date first set forth above. Unless expressly modified or amended by this Amendment, all terms and provision contained in the Agreement shall remain in full force and effect without modification.

Union Bank and Trust Company		National Education Loan Network, Inc.

By:	/s/ Ken Backemeyer	By:	/s/ Jim Kruger

Title:	Senior Vice President	Title:	Controller